Exhibit 4.64

FORM OF ACCOMMODATION (PICK-UP) AGREEMENT

This Agreement is hereby entered into by and between, on the one part, as the "LENDER", COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a company duly entered on the Brazilian National Register of Legal Entities under no. 47.508.411/0001-56, with registered office in São Paulo, State of São Paulo, at Avenida Brigadeiro Luis Antonio no. 3142, and with its document of incorporation filed with the JUCESP (São Paulo State Board of Trade) under no. 35.300.089.901, on 19 November 1981, represented herein by the undersigned attorney, and, on the other part, as the "BORROWER", CNOVA COMÉRCIO ELETRÔNICO S/A, a company duly entered on the Brazilian National Register of Legal Entities under no. 07.170.938/0001-07, with registered office in São Paulo, State of São Paulo, at Rua Gomes de Carvalho, no. 1609, floors 3 to 7, São Paulo (SP), 04547-006, represented herein in the form provided for in its Articles of Association. The Parties have agreed as follows:

I  - The LENDER is the lessee of the property situated at [location], which is used to [purpose].

II - The LENDER hereby lends to the BORROWER, in accordance with this Agreement, an area measuring approximately 12m2 (twelve squared metres), situated within the above-mentioned property, to be used for the provision of services including transportation, delivery, exchange and return of goods, in accordance with the following clauses and conditions:

CLAUSE 1 - This loan for use is granted for an unspecified period of time starting on the date on which this Agreement is entered into. At the end of the Agreement, whether by bilateral decision of the parties or through unilateral rescission, the BORROWER will return the area concerned to the LENDER completely free from occupants and belongings and having fulfilled the other conditions set out herein, regardless of any judicial or extrajudicial notice or notification.

CLAUSE 2 - This Agreement may be terminated:

a)By either of the parties, if any contractual breach is not remedied by the other party within 24 (twenty-four) hours of receiving written notification of that breach.

b)By either of the parties, subject to giving written notice to the other party, in which case a minimum notice period of 30 (thirty) days will apply as from receiving that notice, without obligation.

CLAUSE 3 - If the BORROWER fails to vacate the area in question within the time period specified, the BORROWER will be automatically liable, on account of its continued presence in that area, for a monthly fine equivalent to R$ 1,000.00 (one thousand Brazilian reais).

SINGLE PARAGRAPH - The BORROWER's unauthorised retention of the area hereby lent will constitute a case of adverse possession, entitling the LENDER to take possession of the property "in limite". The BORROWER will be obliged to remove its belongings and will assume all costs resulting from the removal and storage of its belongings, without prejudice to the other penalties set out herein.

CLAUSE 4 - The BORROWER will be responsible for ensuring that the space provided is suitable for its purposes and will bear all costs incurred in adapting the space to its activities. Any improvements made to the area in question must be expressly authorised beforehand in writing by the LENDER and will be immediately incorporated into that area. The BORROWER will have no right to retain the improvements or to any compensation, and the LENDER may, at its exclusive discretion, demand that the improvements made, even if with its consent, be removed at the BORROWER's expense and under its responsibility.

CLAUSE 5 - The BORROWER also undertakes to keep the area received on loan in perfect condition in terms of its use, hygiene and cleanliness.

SINGLE PARAGRAPH - Upon completion of this loan for use, the area will be inspected by the BORROWER to check its condition and ascertain any damage in order to establish any necessary repairs and compensation payable. The BORROWER then agrees to carry out those repairs or pay that compensation within a maximum period of 15 (fifteen) days as from notification, again at its own expense and under its own responsibility.

CLAUSE 6 - The area to which this loan for use relates may only be used for the installation and operation of services including transportation, delivery, exchange and return of goods and its intended use cannot be changed without the LENDER's prior express consent.

CLAUSE 7 - In accordance with the LENDER's "Internal Rules and Regulations" and "Additional General Rules on Subletting Agreements and Other Agreements governing Rooms for Commercial Use" (attached hereto), the BORROWER hereby expressly declares that it has read the above documents thoroughly and approves their contents.

CLAUSE 8 - It is stipulated that the BORROWER cannot sell alcoholic beverages as part of its operations.

CLAUSE 9 - The BORROWER's operating hours in the area hereby loaned will be from 10 a.m. until 10 p.m. without interruption from Tuesdays to Sundays and from 10 a.m. to 5.45 p.m. on Mondays.

CLAUSE 10 - The LENDER or third parties instructed by the latter may enter the units to carry out repairs or determine alterations to the premises, provided that the BORROWER is notified at least 48 (forty-eight) hours in advance.

CLAUSE 11 - The BORROWER will not be allowed to assign, transfer, sublet or lend the area in question to third parties, either in whole or in part. In the event of breach of this clause, the agreement will be automatically terminated and the BORROWER will be held immediately liable for any loss or damage caused.

SINGLE PARAGRAPH: If ownership of the property within which the loaned area is situated is transferred in any way, even if during the course of this agreement, the BORROWER will be obliged to return the area immediately to the LENDER, without any burden or penalty for either of the parties.

CLAUSE 12 - The BORROWER is exclusively responsible for ensuring that all activities carried out on the premises are authorised by the competent public bodies, and will be liable for all fines, penalties and other sanctions imposed by any public body in accordance with its local operations. The BORROWER will satisfy all requests made by the public authorities and within the time period granted.

CLAUSE 13 - It is also the BORROWER's exclusive responsibility to make sure that the property in its possession or care is insured. The LENDER is released from all and any liability, including compensation, for any personal injury and/or property damage, theft, robbery and other incidents suffered by the BORROWER and/or third parties.

CLAUSE 14 - The BORROWER is solely and exclusively responsible for the social security contributions, salaries and welfare contributions of all individuals working in the area concerned.

CLAUSE 15 - The BORROWER will also be exclusively liable for any damage, harm or loss caused to the LENDER and/or to third parties as a result of an accident, fire or any other event, resulting directly or indirectly from the activities carried out by the BORROWER, and cannot claim joint and several liability with the LENDER under any circumstances.

CLAUSE 16 - The central courts in the Capital District, State of São Paulo, have jurisdiction to settle any disputes arising out of this agreement.

By way of acceptance of the contents hereof, the parties sign this document drawn up in duplicate, each having the same content and form, in the presence of 02 (two) witnesses.

São Paulo, [date].

LENDER:COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

1.	2.
Name:	Name:
Position:	Position:

BORROWER:CNOVA COMÉRCIO ELETRÔNICO S/A

1.	2.
Name:	Name:
Position:	Position:

Witnesses:

1.	2.
Name:	Name:
ID no.	ID no.